                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)
                             THE JOHN NUVEEN COMPANY
                                (Name of Issuer)

                    Common Stock, Par Value, $0.10 Per Share
                         (Title of Class of Securities)

                                    478035108
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                          Werbel McMillin & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 30, 1996
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 2 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Brahman Partners II, L.P. ("Brahman")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     122,500
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     122,500
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     122,500
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 3 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     B-Y Partners, L.P. ("B-Y")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     112,800
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     112,800
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     112,800
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.4%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 4 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Brahman Capital Corp. ("Capital")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     182,400
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     182,400
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     182,400
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.3%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 5 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Brahman Partners ("Brahman Partners")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     235,300
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     235,300
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     235,300
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.9%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 6 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Peter A. Hochfelder ("Hochfelder")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     304,900
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     304,900
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     304,900
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 7 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Robert J. Sobel ("Sobel")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     304,900
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     304,900
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     304,900
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 478035108                                         Page 8 of 12
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Mitchell A. Kuflik ("Kuflik")
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     304,900
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     304,900
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     304,900
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
EC 1746 (9-88)

                                AMENDMENT NO.1
                                    TO THE
                                 SCHEDULE 13D

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on June 5, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding by the Issuer).

==============================================================================
        Name             Shares of Common Stock             Percentage
- -----------------------------------------------------------------------------
Brahman                        122,500                          1.5%
- -----------------------------------------------------------------------------
Capital (2)                    182,400                          2.3%
- -----------------------------------------------------------------------------
Brahman Partners (3)           235,300                          2.9%
- -----------------------------------------------------------------------------
B-Y                            112,800                          1.4%
- -----------------------------------------------------------------------------
Hochfelder (1)                 304,900                          3.8%
- ------------------------------------------------------------------------------
Kuflik (1)                     304,900                          3.8%
- -----------------------------------------------------------------------------
Sobel (1)                      304,900                          3.8%
==============================================================================

     (1) Includes shares of the Issuer's Class A Common Stock attributable to B-Y, Brahman, Brahman Offshore Fund Ltd. (the "Offshore Account"), Quota Fund N.V. (the "Quota Account") and Genesis Capital Fund, L.P. (the "Genesis Account"). The aggregate number of shares held respectively by the Offshore Account, the Quota Account and the Genesis Account is 30,000, 0 and 39,600.

     (2) Includes shares of the Issuer's Class A Common Stock attributable to B-Y, the Offshore Account, the Quota Account and the Genesis Account.

     (3) Includes shares of the Issuer's Class A Common Stock attributable to B-Y and Brahman.


          (c) The following table sets forth the transactions effected by the Reporting Persons during the past sixty days. Each transaction set forth below reflects a sale effected by means of trades on the New York Stock Exchange, unless noted by an (*).

==============================================================================
Reporting Person         Trade Date       Price Per Share     Number of Shares
- -----------------------------------------------------------------------------
Brahman                   4/4/96             $24.7375              5,000*
- -----------------------------------------------------------------------------
Brahman                   4/8/96             $24.3750              5,000
- -----------------------------------------------------------------------------
Brahman                   4/9/96             $24.1563              8,400
- -----------------------------------------------------------------------------
Brahman                   4/11/96            $24.9583              3,000*
- -----------------------------------------------------------------------------
Brahman                   4/17/96            $25.2500              1,000*
- ------------------------------------------------------------------------------
Brahman                   5/14/96            $24.7500              5,000
- -----------------------------------------------------------------------------
Brahman                   5/21/96            $25.7500              3,000*
- -----------------------------------------------------------------------------
Brahman                   5/30/96            $24.1014             42,500
- -----------------------------------------------------------------------------
B-Y                       4/9/96             $24.1563              4,800
- -----------------------------------------------------------------------------
Capital on
behalf of the
Genesis Account           4/8/96             $24.3750              4,000
- -----------------------------------------------------------------------------
Capital on
behalf of the
Genesis Account           4/9/96             $24.1563              1,400
- -----------------------------------------------------------------------------
Capital on
behalf of the
Quota Account             4/9/96             $24.1563              4,800
- ------------------------------------------------------------------------------
Capital on
behalf of the
Quota Account             5/28/96            $25.0833              1,500
- -----------------------------------------------------------------------------
Capital on
behalf of the
Quota Account             5/29/96            $24.7500             20,000
- ------------------------------------------------------------------------------
Capital on
behalf of the
Quota Account             5/30/96            $24.1014             79,500
- -----------------------------------------------------------------------------
Capital on
behalf of the
Offshore Account          4/9/96             $24.1563                600
==============================================================================

          (e) As of May 30, 1996, the Reporting Persons ceased to be the beneficial owners in the aggregate of five percent or more of the Issuer's Common Stock. This Amendment No.1 is therefore a final filing.

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  June 5, 1996

BRAHMAN CAPITAL CORP.

By:
   ----------------------------


BRAHMAN PARTNERS

By:
   -------------------------

BRAHMAN PARTNERS II, L.P.

   By: Brahman Partners

   By:
      -----------------------
       Name:
       General Partner

B-Y PARTNERS L.P.

   By: Brahman Partners

   By:
       -----------------------
       Name:
       General Partner


- -------------------------------
Peter A. Hochfelder

- -------------------------------
Robert J. Sobel

- --------------------------------
Mitchell A. Kuflik

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  June 5, 1996

BRAHMAN CAPITAL CORP.

By: /s/ Brahman Capital Corp.
   ---------------------------

BRAHMAN PARTNERS

By: /s/ Brahman Partners
    ---------------------------

BRAHMAN PARTNERS II, L.P.

   By: Brahman Partners

   By: /s/ Brahman Partners II, L.P.
      -------------------------------
       Name:
       General Partner

B-Y PARTNERS L.P.

   By: Brahman Partners

   By: /s/ B-Y Partners L.P.
      -----------------------
       Name:
       General Partner

/s/ Peter A. Hochfelder
- -------------------------------
Peter A. Hochfelder

/s/ Robert J. Sobel
- -------------------------------
Robert J. Sobel

/s/ Mitchell A. Kuflik
- -------------------------------
Mitchell A. Kuflik

75716